UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    December 27, 2007

PSPP HOLDINGS, INC.

(Exact name of Registrant as Specified in its Charter)

                  Nevada                                   000-24723                             88-0393257

(State or Other Jurisdiction     (Commission file Number)       (IRS Employer

          of  Incorporation)                                                                Identification No.)

  3435 Ocean Boulevard, Santa Monica, California                                  90405

(Address of Principal Executive Offices)                                             (Zip Code)

Registrant’s telephone number, including area code (310) 207-9745

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5

Corporate Governance and Management

Item 5.01

Change of Control of Registrant

On December 27, 2007, Piedmont Properties, Inc., the controlling stockholder of PSPP Holdings, Inc. (the “registrant”), entered into a Stock Purchase Agreement with Airport Road Associates One, LLC (“Airport LLC”) and the registrant, pursuant to which Airport LLC acquired from Piedmont Properties (a) 1,000,000 shares of the registrant’s Series A Preferred Stock (the “Series A Shares”) and (b) 30,290,000 shares of the registrant’s common stock in consideration of a cash payment of $53,750 from Airport LLC.  The source of the funds used by Airport LLC to pay the consideration was from Airport LLC’s cash on hand.  The transaction closed on the same date the agreement was signed.

Pursuant to the Stock Purchase Agreement, on January __, 2008, five stockholders of the registrant tendered 5.15 million shares of common stock to the registrant, which shares were promptly retired.  As a result of the tender of these shares, the registrant now has 59,449,364 shares of common stock issued and outstanding.

The Series A Shares are convertible into such number of shares of common stock that equals 51% of the outstanding common stock of the registrant immediately after the conversion.  Based on 59,449,346 shares of the registrant’s common stock currently outstanding, the Series A Shares are convertible into 61,875,869 shares of common stock.  As a result of its acquisition of the Series A Shares and the 30,290,000 shares of common stock, Airport LLC is the beneficial owners of 76.0% of the registrant’s common stock.

Additionally, the Series A Shares have voting rights on all matters submitted to stockholders equal to 66 2/3% of the total votes that can be cast.  Based on 59,449,346 shares of the registrant’s common stock currently outstanding, the Series A Shares have 118,898,728 votes on any matter submitted to the stockholders.  The Series A Shares vote as a separate class.  As a result of its acquisition of the Series A Shares and the 30,290,000 shares of common stock, Airport LLC controls 83.7% of the voting power of the registrant’s outstanding voting securities.

Pursuant to the Stock Purchase Agreement, at the closing Piedmont Properties delivered to Airport LLC the resignation of all of the registrant’s officers and directors, namely Kyle Gotshalk (Chief Executive Officer, President and a director), Cherish Adams (Chief Financial Officer, Secretary and a director), Ryan Decker (a director), Thom Archibold (a director) and Frank Tavella (a director).  These resignations of the directors and officers became effective upon the earlier of (i) delivery to Airport LLC of the audited financial statements of the registrant for the year ended December 31, 2007 and (ii) January 31, 2008.  Along with the resignations of the officers and directors, Piedmont Properties also delivered to Airport LLC a resolution of the registrant’s board of directors appointing Teresa Palumbo, the sole member of Airport LLC, and Mary Radomsky as directors of the registrant effective upon the resignations of the officers and directors that were delivered at the closing.

Teresa Palumbo is the sole member Airport LLC and Leonard Gotshalk is the sole shareholder of Piedmont Properties and the father of Kyle Gotshalk, the Chief Executive Officer, President and a director of the registrant prior to the closing.

Airport LLC has possession of the certificates representing the Series A Preferred and the shares of common stock it acquired along with stock powers duly executed by Piedmont Properties.  However, Airport LLC has not transferred those certificates into the name of Airport LLC.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 27, 2008, in connection with the change of control of the registrant pursuant to the Stock Purchase Agreement by and among Piedmont Properties, Airport LLC and the registrant, all of the officers and directors of the registrant tendered their resignations which became effective by January 31, 2008.  Along with the resignations of the officers and directors, Piedmont Properties also delivered to Airport LLC a resolution of the registrant’s board of directors appointing Teresa Palumbo, the sole member of Airport LLC, and Mary Radomsky as directors of the registrant effective upon the resignations of the officers and directors that were delivered at the closing.

Teresa Palumbo, 57, has been an independent design consultant since 2004 and previously from 1998 – 2003.  From 2003 to 2004, she was a sales consultant at Lavish Kitchen and Bath.  From 1992 to 1997, Ms. Palumbo owned and operated a country inn in Edgemont, Pennsylvania.

Mary K. Radomsky, 61, has been retired since November 2006.  Ms. Radomsky retired from the Baltimore County Police Department in 1998 after 16 years of service, and where she was the Executive Assistant to the Office of the Area Commander for the Eastern District. Her duties included administrative responsibilities for citizen complaints, internal affairs cases and confidential personnel records, as well as monitoring assigned projects from the Office. Following her retirement, Mary has worked as an Executive Assistant and as an Administrative Assistant for a number of companies on a temporary basis. From 2003 until November 2006, Ms. Radomsky has served as the Office Manager for MJ Advanced Corporate Communications, Inc., a Baltimore-based financial public relations company.

Item 9.01 – Financial Statements and Exhibits.

(d)  Exhibits.

The following exhibits are furnished as part of this Report:

Exhibit Number	Description
10.1	Stock Purchase Agreement, dated December 27, 2007, by and among Piedmont Properties, Inc., Airport Road Associates One, LLC and the registrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 20th ~~___~~ day of March 2008.

PSPP HOLDINGS, INC.

By:

/s/Teresa Palumbo

Name:  Teresa Palumbo

Title:

3